The transition to a holding company structure described in this document involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(TRANSLATION)

Securities Code: 2925

May 10, 2022

To Shareholders with Voting Rights:

PICKLES CORPORATION 7-8, Higashisumiyoshi, Tokorozawa-shi, Saitama, Japan
Masahiro Miyamoto President and Representative Director

Notice of the 46th Annual General Meeting of Shareholders

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We hereby inform you that that the Company’s 46th Annual General Meeting of Shareholders (“this AGM”) will be held as described below.

As there are still no signs for COVID-19 to end, for the purposes of preventing the spread of infection and ensuring safety of the shareholders, we encourage shareholders to refrain from coming to the meeting venue for this year, and instead exercise your voting rights in writing or through the internet etc. We kindly ask the shareholders to review the Reference Documents for this AGM and exercise your voting rights no later than by 6:00 p.m. on May 25, 2022 (Wednesday) in accordance with the instructions set forth on pages 3 to 4.

Sincerely

1.	Date and Time:	10:00 a.m. on Thursday, May 26, 2022 (Reception opens from 9:30 a.m.)
2.	Location:	The Square, Muse Tokorozawa Civic Cultural Center, 1-9-1, Namiki, Tokorozawa-shi, Saitama, Japan
3.	Purposes:
Items to be reported:

1.   The Business Report, the Consolidated Financial Statements for the 46th fiscal year (from March 1, 2021 to February 28, 2022), and the results of audits of the Consolidated Financial Statements by the Accounting Auditor and the Audit & Supervisory Board

2.    Non-consolidated Financial Statements for the Company’s 46th Fiscal Year (from March 1, 2021 to February 28, 2022)

	Items for approval:	Item No. 1: Appropriation of surplus Item No. 2: Partial amendment of the Articles of Incorporation Item No. 3: Approval of the share transfer plan

End

*	If you are attending this AGM at the venue, please submit the enclosed voting card to the receptionist.
*	Among the documents that are required to be attached to this notice, the below matters are posted on the internet on our website (https://www.pickles.co.jp/) pursuant to laws and regulations and Article 15 of the Articles of Incorporation of the Company and therefore are not included in this notice.

1.       Matters concerning stock acquisition rights

2.       System to ensure the appropriateness of business operations and the operating status of such system

3.       Basic policy regarding the control of the company

4.       Consolidated statement of changes in equity

5.       Non-consolidated statement of changes in equity

6.       Notes to consolidated financial statements

7.       Notes to Non-consolidated financial statements

*	If any changes are made to the reference documents for this AGM, and the business report, non-consolidated financial statements, and consolidated financial statements, the revised version will be posted on the Company’s website (https://www.pickles.co.jp/).

To prevent the spread of COVID-19, we encourage you to refrain from coming to the venue of the meeting for your safety and security, and instead exercise voting rights in writing or through the internet.

For the shareholders who are considering attending this AGM in person, please check the situation of infection of COVID-19 as of the date of this AGM and check your health conditions. For the shareholders who are attending this AGM in person, please wear a mask to prevent infection.

We are reducing the number of seats in the room of this AGM this year to prevent the spread of the infection. You may not enter the room if all seats are occupied and we ask for your understanding. We may assume other measures to prevent the spread of the infection in which case we shall ask for your cooperation.

If we make any major changes in the administration of this AGM due to the future situation, we shall announce such changes on the internet on the Company’s website (https://www.pickles.co.jp/).

Please note that gifts for shareholders who attend this AGM at the venue of the meeting will not be provided and we deeply appreciate your understanding.

Guide to Exercising Voting Rights You may exercise your voting rights at the General Meeting of Shareholders by any of the following methods: Exercise of voting rights at the General Meeting of Shareholders Please present the enclosed Voting Form at the reception desk of the meeting venue. Please also bring the Notice of the 46th Annual General Meeting of Shareholders (this document). If you attend the meeting by proxy, the proxy must present the letter of proxy along with the enclosed Voting Form at the reception desk of the meeting venue. The proxy must be a shareholder who has voting rights. Date and Time of the General Meeting of Shareholders 10:00 a.m. on Thursday, May 26, 2022 Exercise of voting rights in writing Please indicate your approval or disapproval of each proposal on the enclosed Voting Form and return it by the following deadline. If there is no indication of approval or disapproval of each proposal, it will be treated as an indication of approval. Deadline for Exercising Voting Rights Must arrive by 6:00 p.m. on Wednesday, May 25, 2022 Exercise of voting rights via the Internet, etc. (For more details, please see the next page.) Please enter your approval or disapproval of each proposal by "Smart Voting" (i.e., by scanning the QR Code stated on the Voting Form by your smartphone) or by accessing the website for voting (https:// www.web54.net), which is operated by the shareholder register administrator of the Company, and entering the "voting code and password" stated on the enclosed Voting Form by using your PC, etc. Deadline for Exercising Voting Rights Must exercise by 6:00 p.m. on Wednesday, May 25, 2022 Treatment of Double Voting (1) If you exercise voting rights both in writing and via the Internet, etc., we will treat the exercise of the voting rights via the Internet, etc. as a valid exercise of the voting rights. (2) If you exercise voting rights multiple times via the Internet, etc., we will treat the last exercise of the voting rights as a valid exercise of the voting rights.

Exercise of voting rights via the Internet, etc. Deadline for Exercising Voting Rights: Must exercise by 6:00 p.m. on Wednesday, May 25, 2022 Smartphone 1 By scanning the QR Code shown in the lower right corner of the Voting Form, you can easily exercise your voting rights without entering your voting code and password. No "voting code" and "password" are required. Caution If you intend to make a change to your vote after you exercised your voting rights you are required to re-scan the QR Code and enter your ;ovoting code" and '"password" indicated on the Voting Form. 2 Please follow the instructions on the screen to enter your approval or disapproval. PC 1 Access the website https://www.web54.net 2 Login Please enter (voting code) stated on the enclosed Voting Form. 3 Enter password Enter the "initial password." Enter a new password you actually use. Click (Register). If you have any questions about how to operate your PC or smartphone to vote via the Internet, please contact: Sumitomo Mitsui Trust Bank. Limited Stock Transfer Agency Web Support Helpline Tel: 0120-652-031 (toll-free) (Operation hours; 9:00 a.m. to 9:00 p.m. The "QR Code" is a registered trademark of DENSO WAVE INCORPORATED. To: Institutional investors If you apply in advance to use the electronic voting platform operated by ICJ, Inc., you may exercise your voting rights through the platform.

Reference Documents for this AGM

Items for Approval and Reference Information

Item No. 1 Appropriation of surplus

The Company’s basic policy is to continuously pay dividends in a stable manner, while retaining necessary reserves for future business development and for reinforcing the managerial structure.

Pursuant to this policy, the Company proposes to pay JPY 20.00 per share (which is equivalent to JPY 40.00 per share before the stock split) as year-end dividend for this period, which is an increase in dividends of JPY2.50 per share (which is an increase of JPY 5 in dividends compared to the dividend before the stock split).

Matters concerning the year-end dividend

1.	Type of dividend assets: Cash

2.	Matters concerning allotment of dividend assets to the shareholders and the total amount thereof:

JPY 20.00 per common share of the Company

Total amount: JPY 257,168,600

(Note) The company conducted a 2 for 1 stock split for its common shares on September 1, 2021.

3.	Effective date of dividend of surplus:

May 27, 2022

(Reference) Annual dividend per share (Unit: JPY)

Annual dividend per share 12.50 FY42 2/2018 14.00 FY43 2/2019 15.00 FY44 2/2020 17.50 FY45 2/2021 20.00 FY46 2/2022

*The Company conducted a 2 for 1 stock split for its common shares on September 1, 2021. Accordingly, the annual dividends per share is indicated on the assumption that this stock split was conducted at the beginning of 42nd fiscal year.

Item No. 2 Partial amendment of the Articles of Incorporation

1.       Reasons for the amendment

The amended provisions stipulated in the proviso of Article 1 of the supplementary provisions of the “Act on Partial Amendment of the Companies Act” (Act No. 70 of 2019) will be enforced on September 1, 2022. The Company will therefore amend its Articles of Incorporation as follows to prepare to introduce the system for electronic provision of materials for the general meeting of shareholders.

(1)	The proposed Article 15, Paragraph 1 shall stipulate that the Company shall assume measures to electronically provide information that is contained in the reference materials for the general meeting of shareholders, etc.

(2)	The proposed Article 15, Paragraph 2 shall stipulate on the limitation of scope of matters to be indicated in the documents to be issued to the shareholders who request to receive delivery of documents.

(3)	The existing Article 15, which provides for internet disclosure and deemed provision of reference document for the general meeting of shareholders, etc., shall become unnecessary and therefore shall be deleted.

(4)	Supplementary provision concerning the effective date of the amendments etc., shall be added accompanying the above additions and deletion.

2.       Contents of changes

The contents of changes are as follows.

(The amendments are underlined.)

Before amendment	After amendment

Article 15 (Internet disclosure and deemed provision of reference document for the general meeting of shareholders, etc.)

When convening a general meeting shareholders, the Company may be deemed to have provided its shareholders with information that must be stated or indicated in the referential materials for the general meeting of shareholders, business report, non-consolidated financial statements, and consolidated financial statements by disclosing such information on the internet in accordance with the stipulations of the Ordinance of the Ministry of Justice.

(Deleted)

(New)

Article 15 (Measures for electronic provision, etc.)

1.  When convening a general meeting of shareholders, the Company shall electronically provide information that is contained in the reference document for the general meeting of shareholders, etc.

2.   The Company may choose not to state, among the matters which is electronically provided, all or part of the matters specified in the Ordinance of the Ministry of Justice, in a document to be issued to a shareholder who requested for delivery of the documents by the record date of the voting rights.

(New)

(Supplementary Provisions)

1.    The amended Article 15 of the Articles of Incorporation shall take effect on September 1, 2022 (the “Enforcement Date”) which is the date of enforcement of the amendment provisions in the proviso of Article 1 of the Supplementary Provisions of the Act to Partially Amend the Companies Act (Act No. 70 of 2019).

2.   Notwithstanding the provisions of the preceding paragraph, Article 15 (Internet disclosure and deemed provision of reference document for the general meeting of shareholders, etc.) of the Articles of Incorporation shall remain in effect with respect to any general meeting of shareholders for which the date of such general meeting of shareholders falls within six months from the Enforcement Date.

3.   These Supplementary Provisions shall be deleted on the later of the day after six months have elapsed from the Enforcement Date or the day after three months have elapsed from the date of the general meeting of shareholders in the preceding paragraph.

Item No. 3 Approval of the share transfer plan

The Company formulated a share transfer plan (the “Share Transfer Plan”) to incorporate “PICKLES HOLDINGS CO., LTD.,” which shall be a pure holding company (wholly-owning parent company) (the “Holding Company”) through a sole share transfer (the “Share Transfer”), in which the Company shall be its wholly owned subsidiary, scheduled to become effective on September 1, 2022 (tentative date). The Share Transfer Plan was resolved at the meeting of the Board of Directors of the Company held on April 13, 2022.

The purpose of this proposal is to obtain shareholders’ approval on the Share Transfer Plan. The reasons for conducting the Share Transfer and the contents of the Share Transfer Plan, etc., are as follows.

1.       Reasons and objectives for conducting a share transfer

The Company, since its incorporation in 1977, has been manufacturing products favored by all consumers, mainly lightly-pickled vegetables and kimchi. We have also added side dish products to our proud line-up of products that have been supported by consumers over long years such as “Kimchi, the good complement to rice.”

In the recent years, in addition to our existing business, we have been developing new businesses such as our EC business to sell health-conscious products that utilize our unique Pne-12 lactic acid bacteria and deeply-pickled vegetables, our restaurant and retail business, and our agriculture business.

In such business environment, the first objective of transition to a holding company structure is to reinforce the strategy and planning function to manage the group, which shall include conducting M&A and developing new business, and thereby optimize the allocation of managerial resources within the Company group. The second objective is, by separating the supervisory function and business execution function, to clarify the roles and responsibilities between the holding company and operating companies, and thereby organize a system that allows each of the operating companies to make quick decisions, adapt to social changes quickly and attempt to reinforce the group’s competitive power.

The Company’s shares will be delisted accompanying the Share Transfer, however, the shares of the Holding Company to be newly incorporated are scheduled to be newly listed on the Tokyo Stock Exchange Prime Market. The listing date is scheduled on September 1, 2022 which is the date of registering the incorporation of the Holding Company (and the effective date of the Share Transfer), however, that this date is subject to change depending on the progress in screening by the Tokyo Stock Exchange.

2.       The contents of the Share Transfer Plan

The contents of the Share Transfer Plan are as set forth in the below “Share Transfer Plan (Copy).” In addition, exhibits 2 through 17 in Article 5 of the “Share Transfer Plan (Copy)” are included in the “46th Annual General Meeting of Shareholders Reference Documents for the General Meeting of Shareholders <Supplementary Volume> .”

Share Transfer Plan (Copy)

PICKLES CORPORATION (the “Company”) shall stipulate its share transfer plan (“this Plan”) as follows to conduct share transfer (the “Share Transfer”) for the purpose of incorporating a wholly-owning parent company to the share transfer (the “NewCo”), and for the Company to become its wholly-owned subsidiary to the share transfer.

Article 1      (Purpose, trade name, location of head office, total number of authorized shares, and other matters set forth in the Articles of Incorporation of the NewCo)

1. Purpose, trade name, location of head office, and total number of authorized shares with respect to the NewCo shall be as follows.

(1)       Purpose

The purpose of the NewCo shall be as indicated in Article 2 of its Articles of Incorporation attached as Exhibit 1.

(2)       Trade name

The trade name of the NewCo shall be “Kabushiki Kaisha Pickles Holdings” in Japanese which shall be expressed as “PICKLES HOLDINGS CO., LTD.” in English.

(3)       Location of head office

The head office of the NewCo shall be located in Tokorozawa-shi, Saitama, and the address of the head office shall be 7-8, Higashisumiyoshi, Tokorozawa-shi, Saitama.

(4)       Total number of authorized shares

The total number of authorized shares of the NewCo shall be 40,000,000 shares.

2. In addition to the provisions of the preceding paragraph, the matters to be provided in the Articles of Incorporation of the NewCo shall be as indicated in its Articles of Incorporation attached as Exhibit 1.

Article 2      (Names of Directors, Audit & Supervisory Board Members, and the Financial Auditor at the time of incorporation of the NewCo)

1. The names of the Directors at the time of incorporation of the NewCo shall be as follows.

Director	Masahiro Miyamoto
Director	Naoji Kageyama
Director	Shigeru Tadenuma
Director	Toru Mishina
Director	Kenichiro Miyakoshi
Director	Yoriko Hagino
Director	Tokubei Tanaka
Director	Eiichi Doi

2. The names of the Audit & Supervisory Board Members at the time of incorporation of the NewCo shall be as follows.

Audit & Supervisory Board Member Wataru Nishi

Audit & Supervisory Board Member Toru Muraki

Audit & Supervisory Board Member Yukio Kanzaki

Audit & Supervisory Board Member Masahiro Odaka

3. The Financial Auditor at the time of incorporation of the NewCo shall be as follows.

Nihombashi Corporation

Article 3     (Shares to be issued upon the Share Transfer and allotment thereof)

1. Upon the Share Transfer, the NewCo shall issue to the Company’s shareholders (the “Shareholders for Allotment”) who are indicated or recorded in the Company’s shareholders register immediately before the time the NewCo acquires all of the Company’s issued shares through the Share Transfer (the “Record Time”) the common shares of the NewCo in the same number as the total number of common shares of the Company held thereby.

2. Upon the Share Transfer, the NewCo shall allot to the Shareholders for Allotment the common share of the NewCo at a rate of one common share of the NewCo per one common share of the Company held thereby.

Article 4      (Matters concerning the amount of capital and reserves of the NewCo)

The amount of capital and reserves of the NewCo as of the date of its incorporation shall be as follows.

(1)       Amount of capital

   JPY 100,000,000

(2)       Amount of capital reserve

   JPY 25,000,000

(3)       Amount of retained earnings reserve

   JPY 0

Article 5      (Stock acquisition rights to be issued upon the Share Transfer and allotment thereof)

1.     Upon the Share Transfer, the NewCo shall respectively issue to the holders of each of the stock acquisition rights of the Company in (1) to (7) in Column 1 in the below table who are indicated or recorded in the stock acquisition rights holders register of the Company as of the Record Time (the “SAR Holders (1) to (7) for Allotment”) the stock acquisition rights of the NewCo listed in Column 2 of the below table in the same number as the total number of stock acquisition rights of the Company as of the Record Time in exchange for each stock acquisition rights of the Company respectively held thereby.

Further, upon the Share Transfer, the NewCo shall issue to the holders of the stock acquisition rights of the Company in (8) in Column 1 in the below table which the Company is scheduled to issue who are indicated or recorded in the stock acquisition rights holders register of the Company as of the Record Time (hereinafter the “SAR Holders for Allotment” collectively with the “SAR Holders (1) to (7) for Allotment”), the stock acquisition rights of the NewCo in (8) in Column 2 in the below table in the same number as the total number of those stock acquisition rights as of the Record Time in exchange for the stock acquisition rights of the Company respectively held thereby.

	Column 1		Column 2
	Name	Details	Name	Details
(1)	1st Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 2	1st Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 3
(2)	2nd Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 4	2nd Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 5
(3)	3rd Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 6	3rd Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 7
(4)	4th Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 8	4th Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 9
(5)	5th Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 10	5th Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 11
(6)	6th Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 12	6th Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 13
(7)	7th Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 14	7th Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 15
(8)	8th Stock Acquisition Rights of PICKLES CORPORATION	Exhibit 16	8th Stock Acquisition Rights of PICKLES HOLDINGS CO., LTD.	Exhibit 17

(Note)

“Stock Acquisition Rights No.8 of PICKLES CORPORATION” have not been issued as of the date of approval of this plan and they shall be issued on July 20, 2022 which is the payment date for payments to be made in exchange for each of the stock acquisition rights.

2. The NewCo shall allot to the SAR Holders for Allotment one stock acquisition right listed in Column 2 respectively for one of each stock acquisition right of the Company in (1) to (8) in Column 1 in the table in the preceding paragraph held thereby.

Article 6      (Date of incorporation of the NewCo)

The date of incorporation of the NewCo (the “NewCo Incorporation Date”) shall be registered as September 1, 2022. However, this date may be changed by resolution of the Company’s board of directors if necessary for reasons of progress in the procedures for the Share Transfer or for other events.

Article 7      (Shareholders meeting for approval of the share transfer plan)

The Company shall convene its annual general meeting of shareholders on May 26, 2022 and seek approval to this Plan and seek resolution on necessary matters concerning the Share Transfer. However, the Company may change the date of convocation of this annual general meeting of shareholders if necessary for reasons of progress in the procedures for the Share Transfer or for other events.

Article 8      (Listing of shares and shareholder registry administrator)

1. The common shares of the NewCo are scheduled to be listed on the Prime Market of Tokyo Stock Exchange, Inc. on the date of its incorporation.

2. The shareholder registry administrator of the NewCo at the time of its incorporation shall be Sumitomo Mitsui Trust Bank, Limited.

Article 9      (Cancellation of treasury shares)

The Company shall cancel, by the Record Time, its treasury shares held by it as of the Record Time to the extent such cancellation is practically possible (including the treasury shares to be acquired by purchasing the shares in response to claim for purchase from opposing shareholders, which claim may be exercised upon the Share Transfer pursuant to Article 806, Paragraph 1 of the Companies Act) pursuant to the resolution of the Company’s Board of Directors to be made at its meeting held before the day immediately before the date of incorporation of the NewCo.

Article 10      (Effect of this Plan)

This Plan shall cease to be effective if (i) this Plan is not approved or necessary matters for the Share Transfer are not resolved at the Company’s shareholders meeting provided in Article 7, (ii) necessary approval, etc. from the relevant authorities, etc. that are necessary for the Share Transfer could not be obtained, or (iii) the Share Transfer is aborted pursuant to the following article.

Article 11      (Changes to the terms for the share transfer and abortion of the Share Transfer)

If, during the period after formulation of this Plan until the date of incorporation of NewCo, the Company’s condition of assets or financial position becomes distressed due to acts of god or other events, if any events occur or any facts become clear that will create material hindrance in implementing the Share Transfer, or if it otherwise becomes difficult to achieve the objectives of this Plan, the Company may change the terms of the Share Transfer or other contents of this Plan, or abort the Share Transfer by resolution of the Company’s Board of Directors.

Article 12      (Matters for consultation)

Any matters that are not provided for in this Plan or other matters that are necessary for the Share Transfer, in addition to the matters provided in this Plan, shall be decided in accordance with the purposes of this Plan.

April 13, 2022

PICKLES Corporation
7-8, Higashisumiyoshi, Tokorozawa-shi, Saitama, Japan
Masahiro Miyamoto President and Representative Director

Exhibit 1

Articles of Incorporation of PICKLES HOLDINGS CO., LTD.

Chapter 1 General Provisions

Article 1 (Trade name)

The trade name of the Company shall be “Kabushiki Kaisha Pickles Holdings” in Japanese which shall be expressed as “PICKLES HOLDINGS CO., LTD.” in English.

Article 2 (Purpose)

The purpose of the Company shall be to control and manage the business activities of companies (including foreign companies.), partnerships (including the equivalent of a partnership in a foreign country), and other similar entities that engage in the businesses in the following items, and to engage in any and all businesses related or incidental thereto, by way of holding shares or equity interests of such entities.

(1)	Manufacture and sale of pickles, side dishes and other foods;
(2)	Manufacture and sale of food additives;
(3)	Manufacture and sale of seasonings;
(4)	Manufacture and sale of confectioneries and beverages;
(5)	Production, purchase, processing and sale of agricultural products;
(6)	Purchase, processing and sale of fishery products;
(7)	Export, import and sale of products listed in the preceding items and raw materials thereof;
(8)	Establishment, management and operation of local wholesale markets;
(9)	Management and guidance of restaurants; and
(10)	All businesses incidental or related to the businesses in each of the foregoing items.

Article 3 (Location of head office)

The head office of the Company shall be located in Tokorozawa, Saitama.

Article 4 (Organization)

The Company shall have the following organizations in addition to the general meeting of shareholders and Directors.

(1)	Board of Directors
(2)	Audit & Supervisory Board Member
(3)	Audit & Supervisory Board
(4)	Financial Auditor

Article 5 (Method of public notice)

Public notices of the Company shall be given through electronic notices. Provided, however, that if the Company is unable to give public notice by way of electronic public notice due to an accident or other unavoidable reason, such public notice shall be given in the Nihon Keizai Shimbun.

Chapter 2 Shares

Article 6 (Total number of authorized shares)

The total number of shares authorized to be issued by the Company shall be 40,000,000 shares.

Article 7 (Acquisition of treasury shares)

The Company may acquire its own shares through market transactions, etc. by resolution of the Board of Directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8 (Share unit)

The number of shares constituting one (1) share unit of the Company shall be 100 shares.

Article 9 (Rights concerning shares less than one share unit)

A shareholder of the Company may not exercise rights other than the following rights with respect to shares less than one share unit held by such shareholder.

(1)	The rights listed in each item of Article 189, Paragraph 2 of the Companies Act;
(2)	The right to make a claim under the provisions of Article 166, Paragraph 1 of the Companies Act; and
(3)	The right to receive allotment of offered shares and allotment of offered stock acquisition rights in proportion to the number of shares held by shareholders.

Article 10 (Shareholder register administrator)

1.	The Company shall have a shareholder register administrator.
2.	The shareholder register administrator and its place of business shall be determined by resolution of the Board of Directors.
3.	Preparation, keeping and other administrative affairs relating to the shareholder register and stock acquisition rights holder register shall be delegated to shareholder register administrator, and the Company shall not handle these.

Article 11 (Share handling regulations)

The procedures for exercising the shareholder rights and the handling of other matters concerning the shares of the Company and the fees therefor shall be subjected to the Share Handling Rules established by the Board of Directors as well as laws and regulations and these Articles.

Chapter 3 Shareholders Meeting

Article 12 (Convocation of the shareholders meeting)

Annual general meeting of shareholders of the Company shall be convened in May of each year, and an extraordinary general meeting of shareholders may be convened from time to time whenever necessary.

Article 13 (Record date for annual general meeting of shareholders)

The record date for voting at the annual general meeting of shareholders of the Company shall be the last day of February of each year.

Article 14 (Convener and chairperson)

1.	Unless otherwise provided for by laws and regulations, the Director previously determined by the Board of Directors shall convene a general meeting of shareholders and act as the chairperson of the meeting.
2.	If such director is unable to attend the meeting, one of the other Directors shall convene a general meeting of shareholders and act as its chairperson in accordance with the order determined in advance by the Board of Directors.

Article 15 (Measures for electronic provision, etc.)

1.	When convening a general meeting of shareholders, the Company shall electronically provide information that is contained in the reference document for the general meeting of shareholders, etc.
2.	The Company may choose not to state, among the matters which is electronically provided, all or part of the matters specified in the Ordinance of the Ministry of Justice, in a document to be issued to a shareholder who requested for delivery of the documents by the record date of the voting rights.

Article 16 (Method of resolution)

1.	Unless otherwise set forth in any applicable laws and regulations or in these Articles, any resolution of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present at the meeting who are entitled to exercise their voting rights at the meeting.
2.	The resolution set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least a 2/3 majority of the votes represented at the meeting at which shareholders holding at least 1/3 of the total number of voting rights of all shareholders who are entitled to exercise their voting rights are present.

Article 17 (Proxy voting)

1.	A shareholder may exercise his/her voting right through a proxy who is another shareholder of the Company and has a voting right.

2.	A shareholder or proxy shall submit to the Company a document evidencing the authority of proxy for each general meeting of shareholders.

Chapter 4 Directors and Board of Directors

Article 18 (Number of Directors)

The number of Directors of the Company shall be not more than 10.

Article 19 (Method of election)

1.	Directors shall be elected at a general meeting of shareholders.
2.	A resolution for the election of Directors shall be adopted by a majority of the votes represented at the meeting at which shareholders holding at least 1/3 of the total number of voting rights of all shareholders who are entitled to exercise their voting rights are present.
3.	Cumulative voting shall not be adopted for the election of Directors.

Article 20 (Term of office)

1.	The term of office of a Director shall expire at the conclusion of the annual general meeting of shareholders held for the last fiscal year ending within one (1) year after his/her election.
2.	The term of office of any Director elected to increase the number of Directors or to fill a vacancy shall expire upon the expiration of the term of office of the other Directors then in office.

Article 21 (Representative Directors and Directors with special titles)

1.	The Board of Directors shall appoint a Representative Director by its resolution.
2.	The Board of Directors may by its resolution appoint one (1) Chairman of the Board, one (1) President and Director, one (1) Vice-President and Director, and a few Senior Managing Directors and Managing Directors.

Article 22 (Convener and Chairperson of Board of Directors Meetings)

1.	Unless otherwise provided for by laws and regulations, the Director previously determined by the Board of Directors shall convene a meetings of the Board of Directors and act as the chairperson.
2.	If such Director is prevented from so acting, one of other Directors shall convene a meetings of the Board of Directors and act as its chairperson in the order previously determined by the Board of Directors.

Article 23 (Notice of convocation of the meeting of the Board of Directors)

1.	The notice of convocation of a meeting of the Board of Directors shall be issued to each Director and Audit & Supervisory Board Members at least three (3) days prior to the date of the meeting. Provided, however, that this period may be shortened in case of emergency.

2.	A meeting of the Board of Directors may be held without the procedures of convocation if the consent of all Directors and Audit & Supervisory Board Members is obtained.

Article 24 (Method of resolution of meetings of the Board of Directors)

1.	Resolutions of the meetings of the Board of Directors shall be adopted by a majority of the Directors present at the meeting where a majority of Directors who are entitled to vote are present.
2.	The Company shall deem that a resolution of the Board of Directors has been adopted when such resolution satisfies the requirements under Article 370 of the Companies Act.

Article 25 (Regulations of the Board of Directors)

The matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors to be established by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

Article 26 (Remunerations)

The remunerations, bonuses and other property benefits to be paid as consideration for execution of duties (hereinafter collectively referred to as the “Remunerations”) to the Directors by the Company shall be determined by resolution of a general meeting of shareholders.

Article 27 (Release of Directors from liability)

1.	The Company may release a Director (including former Directors) from compensatory damages due to omission of duties, in accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors to the extent permitted by laws and regulations.
2.	The Company may enter into an agreement to limit the liability for compensatory damages due to omission of duties, with each Director (excluding Executive Directors, etc.), pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act. Provided, however, that the maximum amount of liability under such agreement shall be the amount prescribed by laws and regulations.

Chapter 5 Audit & Supervisory Board Members and Audit & Supervisory Board

Article 28 (Number of Audit & Supervisory Board Members)

The Company shall have not more than four (4) Audit & Supervisory Board Members.

Article 29 (Method of election)

1.	Audit & Supervisory Board Members shall be elected at a general meeting of shareholders.
2.	A resolution for the election of Audit & Supervisory Board Members shall be adopted by a majority of the votes represented at the meeting at which shareholders holding at least 1/3 of the total number of voting rights of all shareholders who are entitled to exercise their voting rights are present.

Article 30 (Term of office)

1.	The term of office of an Audit & Supervisory Board Member shall expire at the conclusion of the annual general meeting of shareholders held for the last fiscal year ending within four (4) year after his/her election.
2.	The term of office of any Audit & Supervisory Board Member elected to fill a vacancy for an Audit & Supervisory Board Member who resigned during his/her term shall expire upon the expiration of the term of office of the Audit & Supervisory Board Member who resigned.

Article 31 (Full-time Audit & Supervisory Board Member)

The Audit & Supervisory Board shall elect Full-time Audit & Supervisory Board Member by its resolution.

Article 32 (Notice of convocation of the meetings of the Audit & Supervisory Board)

1.	The notice of convocation of a meeting of the Audit & Supervisory Board shall be issued to each Audit & Supervisory Board Member at least three (3) days prior to the date of the meeting. Provided, however, that this period may be shortened in case of emergency.
2.	A meeting of the Audit & Supervisory Board may be held without the procedures of convocation if the consent of all Audit & Supervisory Board Members is obtained.

Article 33 (Method of resolution of meetings of the Audit & Supervisory Board)

Resolutions of the meetings of the Audit & Supervisory Board shall be adopted by a majority of the Audit & Supervisory Board Members unless otherwise provided for by laws and regulations.

Article 34 (Regulations of the Audit & Supervisory Board)

The matters relating to the Audit & Supervisory Board shall be governed by the Regulations of the Audit & Supervisory Board to be established by the Audit & Supervisory Board, in addition to laws and regulations and these Articles of Incorporation.

Article 35 (Remunerations)

The Remunerations for Audit & Supervisory Board Members shall be determined by resolution of a general meeting of shareholders.

Article 36 (Release of Audit & Supervisory Board Members from liability)

1.	The Company may release an Audit & Supervisory Board Member (including former Audit & Supervisory Board Members) from compensatory damages due to omission of duties, in accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors to the extent permitted by laws and regulations.

2.	The Company may execute an agreement to limit the liability for compensatory damages due to omission of duties, with each Audit & Supervisory Board Member, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act. Provided, however, that the maximum amount of liability under such agreement shall be the amount prescribed by laws and regulations.

Chapter 6 Financial Auditor

Article 37 (Method of appointing a Financial Auditor)

The Financial Auditor shall be appointed by a resolution of a general meeting of shareholders.

Article 38 (Term of for Financial Auditor)

1.	The term of the Financial Auditor shall expire at the conclusion of the annual general meeting of shareholders held for the last fiscal year ending within one (1) year after its appointment.
2.	Unless otherwise resolved at the annual general meeting of shareholders under the preceding paragraph, the Financial Auditor shall be deemed to have been re-appointed at such annual general meeting of shareholders.

Article 39 (Fee for the Financial Auditor)

The fee for the Financial Auditor shall be determined by the Representative Director with the consent of the Audit & Supervisory Board.

Chapter 7 Accounts

Article 40 (Fiscal year)

The fiscal year of the Company shall be one (1) year from March 1 of each year to the last day of February of the following year.

Article 41 (Record date for dividend of surplus)

1.	The record date for the year-end dividends of the Company shall be the last day of February of each year.
2.	In addition to the preceding paragraph, the Company may pay dividends of surplus by setting a record date.

Article 42 (Interim dividend)

The Company may, by resolution of the Board of Directors, pay interim dividends with August 31 of each year as the record date.

Article 43 (Exclusion period for dividends)

If the dividend property is money, the Company shall be released from its obligation to pay the dividends that have not been received after the lapse of three (3) years from the date of commencement of payment thereof.

Supplementary Provisions

Article 1 (First fiscal year)

Notwithstanding the provisions of Article 40, the first fiscal year of the Company shall be for the period from the date of incorporation of the Company to February 28, 2023.

Article 2 (Initial remunerations for Directors and Audit & Supervisory Board Members)

1.	Notwithstanding the provisions of Article 26, the total amount of the Remunerations for the Directors of the Company for the period from the date of incorporation of the Company to the time of conclusion of the first annual general meeting of shareholders shall not be more than JPY 250 million yen per annum.
2.	Notwithstanding the provisions of Article 35, the total amount of the Remunerations for the Audit & Supervisory Board Members for the period from the date of incorporation of the Company to the time of conclusion of the first annual general meeting of shareholders shall not be more than JPY 60 million yen per annum.

Article 3 (Deletion of Supplementary Provisions)

These Supplementary Provisions shall be automatically deleted at the conclusion of the first annual general meeting of shareholders of the Company.

3.	Outline of matters listed in each item of Article 206 of the Ordinance for Enforcement of the Companies Act

(1)       Matters concerning the appropriateness of the terms concerning consideration for the share transfer

(i)	Matters concerning the appropriateness of the number of shares to be delivered

The Share Transfer is to incorporate one (1) wholly-owning parent company by way of sole share transfer by the Company. For the primary purpose to avoid creating disadvantage to the Company’s shareholders, the shares of the Holding Company will be allotted at the ratio of one common share of the Holding Company per one common share of the Company held by the Company’s shareholder since there will be no change in the shareholder composition of the Company and that of the Holding Company at the time of the Share Transfer. Therefore, the share transfer exchange ratio will not be calculated by a third-party organization.

As a result, the number of shares to be issued by the Holding Company is scheduled to be 12,858,430 shares. However, if the Company’s total number of issued shares changes before the Share Transfer takes effect, the number of shares to be delivered by the Holding Company will change. Also, as the Company intends to cancel its treasury shares held by it (including the treasury shares to be acquired by purchasing the shares in response to claim for purchase from opposing shareholders, which claim may be exercised upon the Share Transfer pursuant to Article 806, Paragraph 1 of the Companies Act) before the Share Transfer takes effect, to the extent such cancellation is practically possible, the common shares of the Holding Company will not be allotted and delivered for those cancelled shares.

(ii)	Matters concerning adequacy of capital and reserves

The amount of capital and reserves of the Holding Company are set to fall within the scope of laws and regulations, and these amounts are deemed reasonable in light of the purpose, scale and capital policy, etc. of the Holding Company.

(2)       Matters concerning the appropriateness of the stipulations of the stock acquisition rights pertaining to the share transfer

The terms and conditions of the stock acquisition rights of the Holding Company to be issued to the holders of the stock acquisition rights of the Company in exchange for the stock acquisition rights held thereby upon the Share Transfer are equivalent to the terms and conditions of the stock acquisition rights of the Company, and the number of stock acquisition rights to be issued will be the same. Accordingly, the Company has determined that the terms and conditions of the stock acquisition rights pertaining to the share transfer are appropriate.

(3)      Occurrence of any event after the end of the latest fiscal year of the Company that will materially affect the condition of the Company's assets

Not applicable.

4.       Matters concerning candidates for directors of the Holding Company

The candidates for directors of the Holding Company are as follows.

Masahiro Miyamoto (Date of birth: March 29, 1962)	Number of shares of the Company held: 71,700 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
April 1984	Joined Tokai Tsukemono Seizo Co., Ltd.
December 1990	Seconded to the Company
February 1999	Transferred to the Company
January 2002	General Manager, Production Management Division of the Company
May 2002	Director of the Company
January 2005	General Manager, Production Management Division, and General Manager, Development Office of the Company
May 2005	Managing Director of the Company
February 2007	General Manager, Sales Headquarters and General Manager, Development Office of the Company
May 2013	President and Representative Director of the Company (current position)
(Significant concurrent positions)
Representative Director of PICKLES CORPORATION KANSAI
Representative Director of PICKLES CORPORATION NISHINIHON
Representative Director of PICKLES CORPORATION SAPPORO
Representative Director of FOOD LABEL CO., LTD.
Representative Director of FOOD LABEL SALES CO., LTD.
Representative Director of Kabushiki Kaisha Tegara Shokuhin Co., Ltd.

Reason for nomination as candidate for Director:

Mr. Miyamoto has abundant experience and a number of achievements related to the Company’s management, having served in various areas including production management, product development and sales, and taking on the responsibility of management of the Company as President and Representative Director since May 2013. The Company nominated him as candidate for Director because it judged that he would contribute to the sustained growth of the Company Group by utilizing his experience he gained through his career.

Naoji Kageyama (Date of birth: September 19, 1959)	Number of shares of the Company held: 115,020 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
April 1983	Joined Tokai Tsukemono Seizo Co., Ltd.
November 1984	Seconded to the Company
February 1999	Transferred to the Company
April 1999	General Manager, Product Development Department of the Company
May 1999	Director of the Company
June 2000	General Manager, Sales Division of the Company
May 2001	Managing Director of the Company
June 2002	General Manager of Sales Headquarters of the Company
February 2007	General Manager, Production Management Division of the Company
May 2020	Senior Managing Director and Representative Director of the Company
May 2021	Representative Director and Vice President of the Company (current position)
(Significant concurrent positions)
President and Representative Director of Yawataya Co., Ltd.

Reason for nomination as candidate for Director:

Mr. Kageyama has abundant experience and a number of achievements related to the Company’s management, having served in various areas including product development, sales, and production management and taking on the responsibility of management of the Company as Senior Managing Director and Representative Director and of the Company since May 2020, and Representative Director and Vice President of the Company since May 2021. The Company nominated him as candidate for Director because it judged that he would contribute to the sustained growth of the Company Group by utilizing his experience he gained through his career.

Shigeru Tadenuma (Date of birth: January 12, 1955)	Number of shares of the Company held: 56,300 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
December 1990	Joined Hiei Finance Service Co., Ltd.
April 1998	Joined the Company
August 1999	General Manager, General Affairs Division of the Company (current position)
May 2001	Director of the Company
May 2013	Managing Director of the Company
May 2021	Senior Managing Director of the Company (current position)

Reason for nomination as candidate for Director:

Mr. Tadenuma has abundant experience and a number of achievements in general affairs. The Company nominated him as candidate for Director because it judged that he would contribute to the sustained growth of the Company Group by utilizing his experience he gained through his career.

Toru Mishina (Date of birth: August 28, 1962)	Number of shares of the Company held: 13,400 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
April 1986	Joined Chisan Co., Ltd.
August 2001	Joined the Company
April 2007	General Manager, Accounting Division and General Manager, Finance Division of the Company
May 2011	Director of the Company
February 2016	General Manager, Accounting and Finance Division of the Company (current position)
May 2021	Managing Director of the Company (current position)

Reason for nomination as candidate for Director:

Mr. Mishina has abundant experience and a number of achievements in accounting and finance. The Company nominated him as candidate for Director because it judged that he would contribute to the sustained growth of the Company Group by utilizing his experience he gained through his career.

Kenichiro Miyakoshi (Date of birth: May 10, 1964)	Number of shares of the Company held: 21,700 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
April 1987	Joined Tokai Tsukemono Seizo Co., Ltd.
September 1987	Seconded to the Company
February 1999	Transferred to the Company
January 2002	General Manager, Development Department, Production Management Division of the Company
April 2016	Assistant General Manager, Sales Division of the Company
January 2020	General Manager, Development Office of the Company
May 2020	Director of the Company (current position)
October 2021	General Manager, Product Development of the Company (current position)

Reason for nomination as candidate for Director:

Mr. Miyakoshi has abundant experience and a number of achievements in the areas including product development. The Company nominated him as candidate for Director because it judged that he would contribute to the sustained growth of the Company Group by utilizing his experience he gained through his career.

Yoriko Hagino (Date of birth: August 20, 1942)	Number of shares of the Company held: 4,000 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
June 1990	Director of Cosmo Koki co., ltd.
May 1996	Director of Hannoh Seisakusho Co., Ltd.
December 2002	Responsible Director of Religious Corporation No-nin-ji (current position)
May 2005	President and Representative Director of Hanno Seisakusho Co., Ltd. (current position)
May 2015	Director of the Company (current position)
February 2016	Substitute Representative Director of Religious Corporation No-nin-ji
(Significant concurrent positions)
President and Representative Director of Hanno Seisakusho Co., Ltd.

Reason for nomination as candidate for Outside Director and her expected role:

Ms. Hagino has abundant experience and high expertise gained through her long career in corporate management. The Company nominated her as candidate for Outside Director because it experts her to oversee the management of the Company Group from an objective standpoint by utilizing experience she gained through her career.

Tokubei Tanaka (Date of birth: April 20, 1952)	Number of shares of the Company held: 200 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
April 1979	Joined Harley-Davidson Central Co., Ltd.
April 1986	Executive Vice President of Harley-Davidson Central Co., Ltd.
February 1997	President and Representative Director of Harley-Davidson Central Co., Ltd. (current position)
May 2020	Director of the Company (current position)
(Significant concurrent positions)
President and Representative Director of Harley-Davidson Central Co., Ltd.

Reason for nomination as candidate for Outside Director and his expected role:

Mr. Tanaka has abundant experience and high expertise gained through his long career in corporate management. The Company nominated him as candidate for Outside Director because it expects him to oversee the management of the Company Group from an objective standpoint by utilizing his experience he gained through his career.

Eiichi Doi (Date of birth: August 2, 1954)	Number of shares of the Company held: 200 shares
Career summary, positions and responsibilities in the Company (Significant concurrent positions):
April 1977	Joined IWAKI & CO., LTD.
April 1986	Joined Kanebo Shokuhin Co., Ltd.
October 1989	Joined Kyowa Hakko Kogyo Co., Ltd.
April 2000	General Manager of Kyowa Foods (Hong Kong) Co., Ltd.
April 2005	General Manager of Osaka Branch Office, Kyowa Hakko Food Specialties Co., Ltd.
February 2006	General Manager of Seasoning Business Division, Kyowa Hakko Food Specialties Co., Ltd.
April 2008	Seconded to Hachi Shokuhin Co., Ltd.
June 2008	Director and General Manager of Sales Division, Hachi Shokuhin Co., Ltd.
June 2010	Transferred to Hachi Shokuhin Co., Ltd., Managing Director
June 2012	Senior Managing Director of Hachi Shokuhin Co., Ltd.
June 2013	President and Representative Director of Hachi Shokuhin Co., Ltd.
July 2019	President and Representative Director of Shanghai Hachi Shokuhin Co., Ltd.
May 2021	Director of the Company (current position)

Reason for nomination as candidate for Outside Director and his expected role:

Mr. Doi has abundant experience and high expertise gained through his long career in the food production industry and corporate management. The Company nominated him as candidate for Outside Director because it expects him to oversee the management of the Company Group from an objective standpoint by utilizing his experience he gained through his career.

(Notes)

1.	Mr. Miyamoto, candidate for Director, is concurrently serving as President and Representative Director of Kishu Ume-ya, with which the Company has business relationships including payment of brand royalties. The company has no special interest with other candidates. It is not expected that there will arise any special interests between each candidate and the Holding Company.
2.	It is expected that the number of shares of the Holding Company to be allotted will be the same as the number of shares of the Company that each candidate for Director holds.
3.	Ms. Hagino, Mr. Tanaka, and Mr. Doi are candidates for Outside Director.
4.	Ms. Hagino will have served as Outside Director for seven (7) years, Mr. Tanaka for two (2) years, and Mr. Doi for one (1) year, respectively, at the conclusion of this AGM.
5.	The Company has entered into a limited liability agreement respectively with Ms. Hagino, Mr. Tanaka, and Mr. Doi. The maximum amount of liability under the contract is stipulated as the amount provided for in the relevant laws and regulations. If Ms. Hagino, Mr. Tanaka and Mr. Doi are elected as Directors of the Holding Company, the Holding Company is scheduled to enter into the same agreement with each of them.

6.	The Company has registered Ms. Hagino, Mr. Tanaka, and Mr. Doi as Independent Directors as provided for under the rules of the Tokyo Stock Exchange. If Ms. Hagino, Mr. Tanaka, and Mr. Doi are elected as Directors of the Holding Company, the Holding Company will register them as Independent Directors. Ms. Hagino is the Responsible Director of Religious Corporation No-nin-ji, with which the Company has a business relationships including leasing land. However, the amount of transactions is less than 0.1% of the Company’s consolidated net sales, and is deemed not to affect her independence.
7.	If this proposal is approved and passed, the Holding Company is scheduled to enter into a directors and officers liability insurance contract with an insurance company. The insurance contract will cover damages to be borne by the insureds that arise from litigation costs and compensatory damages claimed by third parties and the candidates will be included as an insured person under it.

5.	Matters concerning candidates for Audit & Supervisory Board Member of the Holding Company

The candidates for Audit & Supervisory Board Members of the Holding Company are as follows.

Wataru Nishi (Date of birth: October 30, 1955)	Number of shares of the Company held: - shares
Career summary, positions in the Company (Significant concurrent positions):
April 1974	Joined HOUSE FOODS CORPORATION
April 1994	Seconded to DELICA CHEF CORPORATION
January 2016	Advisor to the Company
May 2019	Full-time Audit & Supervisory Board Member of the Company (current position)

Reason for nomination as candidate for Audit & Supervisory Board Member:

Mr. Nishi has long years of business experience and high expertise in food company. The Company nominated him as candidate for Audit & Supervisory Board Member because it expects him to conduct audit of the Company by utilizing his experience he gained from his career.

Toru Muraki (Date of birth: April 12, 1958)	Number of shares of the Company held: - shares
Career summary, positions in the Company (Significant concurrent positions):
April 1981	Joined Saitama Bank
June 2007	Executive Officer of Saitama Resona Bank, Limited, Operation Reform, General Manager of Operation Reform, and Manager of Operation Support of the Operation Reform Division
June 2009	Director and Managing Executive Officer of Saitama Resona Bank, Limited, Supervision of Compliance, Supervision of Risk, and Loan Planning
June 2011	Senior Managing Executive Officer of Saitama Resona Bank, Limited, General Manager of Sales of the Saitama West Region
April 2013	Executive Officer of Saitama Resona Bank, Limited, and Assistant Support of Operation Reform
April 2013	Senior Executive Officer of Resona Bank, Limited, Operation Reform, and Systems
April 2013	Executive Officer of Resona Holdings, Inc., Operation Reform, and IT Planning
April 2015	President and Representative Director of J and S Insurance Service Co., Ltd.
April 2017	President and Representative Director of Resona Business Service Co., Ltd.
April 2020	Advisor to Resona Business Service Co., Ltd.
May 2020	Audit & Supervisory Board Member of the Company (current position)
June 2020	Full-time Auditor of Saibo Co., Ltd. (current position)
(Significant concurrent positions)
Full-time Auditor of Saibo Co., Ltd. (current position)

Reason for nomination as candidate for Outside Audit & Supervisory Board Member:

Mr. Muraki has long years of business experience and high expertise in financial institution. The Company nominated him as candidate for Outside Audit & Supervisory Board Member because it expects him to conduct audit of the Company by utilizing his experience he gained from his career.

Yukio Kanzaki (Date of birth: November 4, 1943)	Number of shares of the Company held: - shares
Career summary, positions in the Company (Significant concurrent positions):
March 1968	Joined the Consumers’ Co-op of the University of Tokyo
May 1972	Director of the Consumers’ Co-op of the University of Tokyo
April 1975	Transferred to the Tokyo Citizen’s Co-op (currently Co-op Mirai)
April 1978	Transferred to Saitama Co-op (currently Co-op Mirai)
June 1989	Executive Director of Saitama Co-op (currently Co-op Mirai)
June 1994	Senior Executive Director of Co-op Net Business Union (currently Co-op Deli Consumers’ Co-operative Union)
June 2000	President of Co-op Net Business Union (currently Co-op Deli Consumers’ Co-operative Union)
June 2007	Director of Co-op Niigata (currently Co-op Deli Niigata)
June 2019	Advisor to Co-op Niigata (currently Co-op Deli Niigata) (current position)
May 2020	Audit & Supervisory Board Member of the Company (current position)
(Significant concurrent positions)
Advisor to Co-op Niigata

Reason for nomination as candidate for Outside Audit & Supervisory Board Member:

Mr. Kanzaki has long years of business experience and high expertise in retail business. The Company nominated him as candidate for Outside Audit & Supervisory Board Member because it expects him to conduct audit of the Company by utilizing his experience he gained from his career.

Masahiro Odaka (Date of birth: April 20, 1961)	Number of shares of the Company held: - shares
Career summary, positions in the Company (Significant concurrent positions):
October 1986	Joined Tohmatsu Aoki & Sanwa (currently Deloitte Touche Tohmatsu LLC)
March 1990	Registered as Certified Public Accountant, and as Tax Accountant, established Odaka Masahiro CPA Office (current position)
January 2007	Auditor of CELSYS, Inc. (current position)
April 2012	Outside Auditor of ArtSpark Holdings Inc.(current position)
May 2021	Audit & Supervisory Board Member of the Company (current position)
(Significant concurrent positions)
Representative of Odaka Masahiro CPA Office

Reason for nomination as candidate for Outside Audit & Supervisory Board Member:

Mr. Odaka has experience and specialized knowledge in the areas of accounting and taxes gained as a Certified Public Accountant and Tax Accountant, along with high expertise. The Company nominated him as candidate for Outside Audit & Supervisory Board Member because it expects him to conduct audit of the Company by utilizing his experience he gained from his career.

(Notes)

1.	Messrs. Muraki, Kanzaki, and Odaka are candidates for Outside Audit & Supervisory Board Member.
2.	Mr. Muraki will have served as Outside Audit & Supervisory Board Member for two (2) years, Mr. Kanzaki for two (2) years, and Mr. Odaka for one (1) year, respectively, at the conclusion of this AGM.
3.	The Company has entered into a limited liability agreement respectively with Messrs. Muraki, Kanzaki, and Odaka. The maximum amount of liability under the contract is stipulated as the amount provided for in the relevant laws and regulations. If Messrs. Muraki, Kanzaki, and Odaka are elected as Outside Audit & Supervisory Board Members of the Holding Company, the Holding Company is scheduled to enter into the same agreement with each of them.
4.	The Company has registered Messrs. Muraki, Kanzaki, and Odaka as Independent Auditors as provided for under the rules of the Tokyo Stock Exchange. If Messrs. Muraki, Kanzaki, and Odaka are elected as Audit & Supervisory Board Members of the Holding Company, the Holding Company will register them as Independent Auditors.
*	Mr. Muraki was a former employee of Saitama Resona Bank, Limited with which the Company has transactions. However, as seven (7) years have lapsed since he resigned from this bank, the Company judged that his past engagement with this bank will not affect independence.
*	Mr. Kanzaki was a former employee of Co-op Deli Consumers’ Co-operative Union with which the Company has transactions. However, 10 years have lapsed since he resigned from this co-op and the Company judged that his past engagement with this co-op will not affect independence. Furthermore, the amount of transactions is less than 2% of the Company’s consolidated net sales which is minimal.

5.	If this proposal is approved and passed, the Holding Company is scheduled to enter into a directors and officers liability insurance contract with an insurance company. The insurance contract will cover damages to be borne by the insureds that arise from litigation costs and compensatory damages claimed by third parties and the candidates will be included as an insured person under it.

6.       Matters concerning proposed Financial Auditor of the Holding Company

The following Financial Auditor is proposed to be engaged for the Holding Company.

(As of February 28, 2022)

Name	Nihombashi Corporation
Location of head office	2-9, Nihonbashi 3-chome, Chuo-ku, Tokyo
History	Nihonbashi Corporation was established in August 1969.
Overview

Capital: JPY 30 million

Staff:

Certified public accountants: 37 (of which 3 are representative members and 11 are members)

Number of staff who have passed the certified public accountants examination: 10

Other staff: 14

Total: 61 persons

Has engagements with 54 companies

(Note)	The reason for proposing Nihonbashi Corporation as the candidate for Financial Auditor is because the Company judged that it is a competent firm in view of its scale, independence, expertise, and audit fee level, etc.

END

【Appendix】Business Report (from March 1, 2021 to February 28, 2022)

1. Status of the Company Group

1	Changes in assets and profit/loss

Item		42nd Fiscal Year (February 2018)	43rd Fiscal Year (February 2019)	44th Fiscal Year (February 2020)	45th Fiscal Year (February 2021)	46th Fiscal Year (February 2022)
Net sales	(JPY million)	37,616	40,670	41,417	46,020	45,006
Operating profit	(JPY million)	1,131	1,409	1,871	2,711	2,942
Ordinary profit	(JPY million)	1,233	1,561	1,973	2,829	3,068
Net profit attributable to shareholders of the parent company	(JPY million)	872	920	1,290	1,832	2,128
Net profit per share	(JPY)	72.40	71.94	100.83	142.96	165.59
Total assets	(JPY million)	21,123	22,132	24,271	25,949	26,091
Net assets	(JPY million)	11,129	11,904	13,016	14,728	16,757
Net assets per share	(JPY)	866.53	924.94	1,008.90	1,137.69	1,288.57
Return on equity(ROE)	(%)	8.6	8.0	10.4	13.3	13.7
Return on assets(ROA)	(%)	6.2	7.2	8.5	11.3	11.8

(Notes)	1. Effective from the beginning of the 44th fiscal year, the “Partial Revision of ‘Accounting Standards for Tax Effect Accounting’” (Business Accounting Standards No. 28, February 16, 2018) is applied and the figures for the 43rd fiscal year are revised by retroactively applying such accounting standards.
2.The Company conducted a 2 for 1 stock split for its common shares on September 1, 2021. In association with such stock split, the amounts of net profit per share and net assets per share are calculated on the assumption that the stock split was conducted at the beginning of the 42nd fiscal year.

Net sales (JPY million) 37,616 41FY 40,670 43 FY 41,417 44FY 46,020 45FY 45.06 46FY Ordinary profit (JPY million) 1,233 42FY 1,561 43FY 1,973 44FY 2,829 45FY 3,068 46FY Net profit attributable to shareholders of the parent company (JPY million) 872 42FY 920 43FY 1,290 44FY 1,832 45FY 2,128 46FY Net profit per share (JPY) Return on equity(ROE) % 72.40 8.6 42FY 71.94 8.0 43FY 100.83 10.4 44FY 142.96 13.3 45FY 165.59 13.7 46FY Total assets (JPY million) Net asset (JPY million) Return on assets(ROA) % 21,123 1,129 6.2 42FY 22,132 1,904 7.2 43FY 24,271 13,016 8.5 44FY 25,949 14,728 11.3 45FY 26,091 16,757 11.8 46FY Net assets per share (JPY) 866.53 42FY 924.94 43FY 1,008.90 44FY 1,137.69 45FY 1,288.57 46FY

2	Business progress and results

During this consolidated fiscal year, the Japanese economy remained in a difficult situation, as mutant variants of COVID-19 caused the re-spread of COVID-19 infection, despite progress in vaccination and other measures amid the prolonged impact of COVID-19. Although it is expected that economic and social activities will normalize in the future through various policies and measures, the future remains uncertain due to some signs of weakness in the economic recovery.

In the food industry, domestic demand remained firm due to continued demand stimulated by stay at home economy. On the other hand, demand for food services remained sluggish due to the shortening of business hours and requests for restrictions and bans on the provision of alcoholic beverages. However, after the declaration of a state of emergency was lifted, demand for food services is increasing, and although certain measures are still necessary, there are signs of a bright future. However, the business environment has become difficult due to soaring crude oil prices and raw materials prices.

Under such circumstances, the Company Group made use of its nationwide manufacturing and sales network from Hokkaido to Kyushu to develop new customers and new sales channels and expand sales to existing customers.

In terms of sales, Food Label Co., Ltd. conducted a campaign to promote the sales of certain products such as Gyukaku Kimchi delivered directly from Korea. The Company also ran a gift-giving campaign entitled “Enjoy your meal at home! Good Compliments to Rice (Gohan ga Susumu) Gift Campaign” to promote the sales of Gohan ga Susumu series products and prepared five kinds of gifts that could be chosen, QUO cards, etc. The Company have also produced a new commercial to promote our corporate brand, which has been being broadcasted nationwide since November 2021.

In terms of product development, we revamped the hot kimchi and kakuteki products of Gohan ga Susumu series which are the flagship products of the Company, and released them in February 2022. As to their packaging after the revamp, we have reflected our efforts for a sustainable environment and society, such as the use of biomass inks and the display of the Biomass Mark on their packaging. In addition, we released “Magic of Fermentation Ready to-Use Fermented Rice Bran Bed for Pickling”, with which everybody can enjoy making rice-brain pickles. In order to broaden the range of proposals to mass retailers, we also developed and released a new version of “Gohan ga Susumu Tofu Jjigae Base.” Further, we developed collaboration products and new versions of existing products.

In terms of new business, we opened “OH!!! Magic of Fermentation, Health, and Food!!!”(“OH!!!”) (in Hanno-shi, Saitama) in October 2020, which is a theme park of food services and retailing featuring “fermentation.” OH!!! consists of four facilities that are a specialty shop, a restaurant, a cafe and a workshop. We are operating OH!!! with taking COVID-19 prevention measures and many guests are visiting it.

As measures against COVID-19, the Company continuously ensure that all personnel take their temperature before going to and at the time of arrival at their workplaces, wear masks during work, disinfect hands, regularly ventilate workplaces, install acrylic boards in break rooms and meeting rooms of the offices, utilize web meetings, work staggered hours and work from home. In addition, taking into account the status of infection, we are providing a consolation payment to the employees of the Company Group who receive the vaccine.

Although consumption had been continually occurring due to demand stimulated by stay at home economy, including an increase in the number of opportunities to eat meal at home and consumption by drinking at home, net sales eventually decreased due to the impact of a reactionary decline in demand from stay at home economy as the number of people infected with COVID-19 decreased and the declaration of a state of emergency was lifted.

Profits increased due to stable raw material prices throughout this fiscal year as a result of relatively favorable weather conditions and increased production efficiency as a result of continued consolidation of production items.

As a result, net sales for this consolidated fiscal year were JPY 45,006 million (down 2.2% from the previous fiscal year), operating profit was JPY 2,942 million (up 8.5% from the previous fiscal year), ordinary profit was JPY 3,068 million (up 8.5% from the previous fiscal year) and profit attributable to shareholders of the parent company was JPY 2,128 million (up 16.2% from the previous fiscal year).

Net sales JPY 45,006 million DOWN 2.2% YoY Operating profit JPY 2,942 million UP 8.5% Ordinary profit JPY 3,068 million UP 8.5% YoY Net profit attributated to shareholders of parent company UP8.5% YoY JPY 2,128 n1illio UP 16.2% YoY

3	Status of capital investment

　The total amount of capital investment made during this consolidated fiscal year is JPY 718 million, mainly consisting of investments in production equipment at each plant.

4	Status of financing

　N/A

5	Issues to be addressed

In the food industry, the business environment continues to be difficult due to the prolonged impact of the COVID-19 pandemic and rising crude oil prices and raw materials prices. In addition, while the market size is not expected to grow significantly due to certain factors such as the declining birthrate and the aging of the population, it is expected that consumers’ concern in safety and security will remain high and there is a need to strengthen quality control efforts.

Under these circumstances, the Company Group will work on the following:

(i)　Increasing sales by utilizing manufacturing and sales bases nationwide

As a pickles manufacturer capable of supplying products throughout Japan, we will make the most of the Company Group’s strengths and actively conduct sales and advertising activities to develop new customers and identify further needs of existing customers. Especially, we will actively working to increase sales in the western Japan area where the production system has been strengthened by Saga Plant of PICKLES CORPORATION NISHINIHON and Tegara Shokuhin Co., Ltd.

(ii)　Enhancing product development

In addition to products with high added value and existing products such as kimchi and lightly-pickled vegetables, we will work to develop products in new fields that can be deployed in selling spaces other than those for pickles and side dishes, thereby leading to increased sales and enhanced brand power.

(iii)　Promoting cost reduction

We will reduce costs by expanding contracted cultivation of raw vegetables, reviewing the methods of procurement of materials, introducing labor-saving machines, reviewing production and distribution systems, etc.

(iv)　Pursuing food safety and security

In order to create products that our customers can eat without anxiety for safety, we use FSSC 22000 and JFS-B, which are standards for food safety, to improve the quality control level at each business site and strengthen our food defense efforts to prevent intentional contamination by foreign substances.

(v)　Establishing new businesses

The Company will work on new businesses such as the e-commerce business, which sells products utilizing our unique lactic acid bacteria Pne-12 (“Pne 12”) and deeply-pickled vegetables, as well as the restaurant business and retail business, to increase revenue. Further, we will, through Pickles Farm Co., Ltd., produce vegetables used in the Company Group, and create jobs and revitalize local communities through agriculture.

(vi)　Strengthening the business foundation

We believe that it is essential to recruit and nurture excellent human resources in order to establish a corporate structure with future growth and profitability. For such purposes, we will make use of Management By Objectives and educational programs, and strive to enhance our welfare and personnel systems. In addition, we believe that ESG (Environment, Social, Governance) and SDGs (Sustainable Development Goals) are essential for the sustainable development of companies, and we will work to resolve social issues through our business.

　Your continued support and encouragement would be greatly appreciated.

6	Status of principal parent company and subsidiaries (As of February 28, 2022)

(i)　Status of parent company

N/A

(ii)　Status of principal subsidiaries

Company name	Capital (JPY million)	Voting rights held by the Company		Principal business
PICKLES CORPORATION SAPPORO	60	100.0%		Manufacture of lightly-pickled vegetables
Yawataya Co., Ltd.	40	100.0%		Manufacture of pickled vegetables
PICKLES CORPORATION KANSAI	20	100.0%		Manufacture of lightly-pickled vegetables
PICKLES CORPORATION NISHINIHON	50	100.0%		Manufacture of lightly-pickled vegetables
Food Label Co., Ltd.	55	100.0%		Development and purchase of pickled vegetables, etc.
Food Label Sales Co., Ltd.	20	100.0% (100.0%	)	Sale of pickled vegetables, etc.
Tegara Shokuhin Co., Ltd.	60	100.0%		Manufacture of lightly-pickled vegetables

(Note)	The percentage in the parentheses in “Voting rights held by the Company” means the percentage of voting rights indirectly held by the Company.

7	Principal business (As of February 28, 2022)

　The Company Group manufactures and sells lightly-pickled vegetables, kimchi, side dish products, etc., and purchases and sells pickled vegetables, etc.

8	Major offices (As of February 28, 2022)

(i)　Company

Name	Location	Name	Location
Head Office	Tokorozawa-shi, Saitama	Shonan Factory	Hiratsuka-shi, Kanagawa
Distribution Center	Miyoshi-machi, Iruma-gun, Saitama	Miyagi Factory	Kami-machi, Kami-gun, Miyagi
Tokorozawa Plant	Miyoshi-machi, Iruma-gun, Saitama	Fukushima Plant	Motomiya-shi, Fukushima
Omiya Factory	Ina-machi, Kita-adachi-gun, Saitama	Chukyo Plant	Seto-shi, Aichi
Chiba Plant	Yachimata-shi, Chiba

(ii)　Subsidiaries

Name	Location	Name	Location
PICKLES CORPORATION SAPPORO	Shiroishi-ku, Sapporo-shi, Hokkaido	PICKLES CORPORATION KANSAI	Ooyamazaki-cho, Otokuni-gun, Kyoto
Yawataya Co., Ltd.	Tokorozawa-shi, Saitama	PICKLES CORPORATION NISHINIHON	Miyaki-cho, Miyaki-gun, Saga
Food Label Co., Ltd.	Tokorozawa-shi, Saitama	Food Label Sales Co., Ltd.	Tokorozawa-shi, Saitama
Tegara Shokuhin Co., Ltd.	Himeji-shi, Hyogo

Company Subsidiaries Affiliates PICKLES CORPORATION SAPPORO Obanazawashokuhin Co., Ltd. Miyagi Factory Daily Kaihatsu Fukushima Co., Ltd. Fukushima Plant PICKLES CORPORATION NAGANO PICKLES CORPORATION KANSAI Hiroshima Plant Tegara Shokuhim Co., Ltd. PICKLES CORPORATION NISHINIHON Saga Plant Chukyo Plant PICKLES CORPORATION KANSAI Kyoto Plant Sekiguchidaily Co., Ltd Ibaraki Plant, Yawataya Co., Ltd. Omiya Factory General Business Division Distribution Center Tokorozawa Plant Plene Corporation OH Co., Ltd. Head Office TOUTO FOODS co., Ltd. Yawataya Co., Ltd Head Office Food Label Co., Ltd. Food Label Sales Co., Ltd. Chiba Plant Shonan Factory

9	Status of employees (As of February 28, 2022)

(i)　Status of employees of the Company Group

Number of employees	Number of increase/decrease from the end of the previous consolidated fiscal year
454	Increased by 16

(Note)	In addition to the employees above, the Company Group has 1,136 temporary employees (annual average number).

(ii)　Status of employees of the Company

Number of employees	Number of increase/decrease from the end of the previous period	Average age	Average years of service
308	increased by 22	33.5 years old	8.1 years

(Notes)	1. Excludes the number of secondees.
2.	In addition to the employees above, the Company has 673 temporary employees (annual average number).

10	Principal lenders (As of February 28, 2022)

Lender	Borrowings outstanding (JPY million)
Saitama Resona Bank, Limited	1,054
Mizuho Bank, Ltd.	471
The Musashino Bank, Ltd.	362
MUFG Bank, Ltd.	308
Sumitomo Mitsui Trust Bank, Limited	269
Sumitomo Mitsui Banking Corporation	245
Japan Finance Corporation	209

11	Other important matters regarding the current status of the Company Group

　N/A

2. Matters Regarding Shares (As of February 28, 2022)

1	Total number of authorized shares	47,184,000 shares

2	Total number of issued shares	12,859,200 shares

3	Total number of shareholders	12,704

4	Major shareholders (Top 10 shareholders)

Shareholder name	Number of shares held (thousand shares)	Shareholding ratio
Tokai Pickling Co., Ltd.	1,953	15.19%
The Master Trust Bank of Japan, Ltd. (Trust account)	1,339	10.42%
Yoshitaka Ogino	483	3.76%
Saitama Resona Bank, Limited	366	2.85%
SEVEN-ELEVEN JAPAN CO., LTD.	280	2.18%
Pickles Corporation Business Partners Stock Ownership Association	235	1.83%
Hiroyuki Tajima	219	1.71%
BBH Fidelity Puritan Fidelity Series Intrinsic Opportunities Fund	200	1.56%
The Musashino Bank, Ltd.	200	1.56%
BBH For Fidelity Low-Priced Stock Fund (Principal All Sector Subportfolio)	198	1.54%

(Note)	Each shareholding ratio is calculated after deducting the number of treasury shares (770 shares) from the total number of issued shares.

5	Other important matters regarding shares

　Following the stock split conducted on September 1, 2021 (one common share was split into two shares), the total number of authorized shares increased by 23,592,000 shares and the total number of issued shares increased by 6,429,600 shares.

3. Matters Regarding Directors and Other Officers

1	Names, etc. of directors and audit & supervisory board members (As of February 28, 2022)

Position	Name	Responsibilities and significant concurrent positions
President and Representative Director	Masahiro Miyamoto

Representative Director, PICKLES CORPORATION KANSAI

Representative Director, PICKLES CORPORATION NISHINIHON

Representative Director, PICKLES CORPORATION SAPPORO

Representative Director, Food Label Co., Ltd.

Representative Director, Food Label Sales Co., Ltd.

Representative Director, Tegara Shokuhin Co., Ltd.

Vice President and Representative Director	Naoji Kageyama	Representative Director and President, Yawataya Co., Ltd.
Senior Managing Director	Shigeru Tadenuma	General Manager of General Affairs Division
Managing Director	Toru Mishina	General Manager of Accounting and Finance Division
Director	Kenichiro Miyakoshi	General Manager of Product Development Division
Director	Yoriko Hagino	President and Representative Director, Hanno Seisakusho Co., Ltd.
Director	Tokubei Tanaka	President and Representative Director, Central Automotive Giken Co., Ltd.
Director	Eiichi Doi
Full-time Audit & Supervisory Board Member	Wataru Nishi
Audit & Supervisory Board Member	Toru Muraki	Standing Auditor, Saibo.Co., Ltd.
Audit & Supervisory Board Member	Yukio Kanzaki	Corporate Adviser, Consumer Co-op Niigata
Audit & Supervisory Board Member	Masahiro Odaka	Representative, Odaka Masahiro CPA Office Outside Auditor, ArtSpark Holdings Inc.

(Notes)	1. Among the directors, Ms. Yoriko Hagino, Mr. Tokubei Tanaka and Mr. Eiichi Doi are outside directors.
2.	Among the audit & supervisory board members, Mr. Toru Muraki, Mr. Yukio Kanzaki and Mr. Masahiro Odaka are outside audit & supervisory board members.
3.	Among the directors, Ms. Yoriko Hagino, Mr. Tokubei Tanaka and Mr. Eiichi Doi, as well as among the audit & supervisory board members, Mr. Toru Muraki, Mr. Yukio Kanzaki and Mr. Masahiro Odaka are Independent Officers as provided for under the rules of the Tokyo Stock Exchange.
4.	At the 45th Annual General Meeting of Shareholders held on May 28, 2021, Mr. Eiichi Doi was newly elected as director and Mr. Masahiro Odaka was newly elected as audit & supervisory board member and they assumed office.
5.	Among the audit & supervisory board members, Mr. Masahiro Odaka is qualified as a certified public accountant and a certified public tax accountant and has a considerable knowledge of finance and accounting.
6.	As at the conclusion of the 45th Annual General Meeting of Shareholders held on May 28, 2021, Mr. Hidejiro Fujiwara retired as director due to the expiration of the term of office.
7.	As at the conclusion of the 45th Annual General Meeting of Shareholders held on May 28, 2021, Mr. Shinichi Isobe resigned as audit & supervisory board member.
8.	On July 27, 2021, Mr. Yoshitaka Ogino resigned as director. His significant concurrent position as at his resignation was Representative Director of Yuwaeru Co., Ltd.

9. Changes in the positions and responsibilities of directors during this fiscal year are as follows:

Name	Before change	After change	Date of change
Naoji Kageyama	Representative Director and Senior Managing Director	Representative Director and Vice President	May 28, 2021
Shigeru Tadenuma	Managing Director and General Manager of General Affaires Division	Senior Managing Director and General Manager of General Affairs Division	May 28, 2021
Toru Mishina	Director and General Manager of Accounting and Finance Division	Managing Director and General Manager of Accounting and Finance Division	May 28, 2021
Kenichiro Miyakoshi	Director and General Manager of Development Office	Director and General Manager of Product Development Division	October 1, 2021

2	Outline of the contents of liability limitation agreements

　Under Article 427, Paragraph 1 of the Companies Act, the Company has entered into an agreement to limit the liability for damages provided for in Article 423, Paragraph 1 of the Companies Act with each of, among directors, Ms. Yoriko Hagino, Mr. Tokubei Tanaka and Mr. Eiichi Doi, and among audit & supervisory board members, Mr. Wataru Nishi, Mr. Toru Muraki, Mr. Yukio Kanzaki and Mr. Masahiro Odaka. The maximum amount of liability for damages under such agreement is the amount provided for by laws and regulations. The limitation of liability is applicable only when the relevant outside director or audit & supervisory board member has acted in good faith and without gross negligence in performing their duties from which the liability has arisen.

3	Outline of the contents of directors and officers liability insurance agreements

　The Company has entered into an officer’s liability insurance contract provided for in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The scope of the insured under the insurance contract is the directors and audit & supervisory board members of the Company and its subsidiaries and executive officers of the Company, and the insured bear no insurance premium. The insurance policy will cover litigation costs and damages, such as compensation to third parties, that the insured will bear. However, in order to ensure that the appropriateness of the execution of duties by the insured is not impaired, there are certain grounds for exemption, such as not covering damages arising from any act committed with the knowledge that such act is in violation of laws and regulations.

4	Remuneration for directors and audit & supervisory board members

(i)　Total amount of remuneration in this fiscal year

Category	Total amount of remuneration (JPY million)	Total amount by type of remuneration			Number of officers paid (persons)
		Basic remuneration (JPY million)	Performance-linked remuneration (JPY million)	Non-monetary remuneration (JPY million)
Directors	296	120	87	89	10
(of which the amount for outside directors)	（18）	（18）	（－）	（－）	（4	）
Audit & supervisory board members	17	17	－	－	5
(of which the amount for outside audit & supervisory board members)	（10）	（10）			(4	）
Total	314	138	87	89	15
(of which the amount for outside officers)	（28）	（28）	（－）	（－）	(8	）

(Notes)	1. The total amount of remuneration paid to directors does not include the employee salaries of the employees who are concurrently serving as directors.
2.	Bonuses are paid to five directors as performance-linked remuneration. The performance indicators for performance-linked remuneration are year to year changes in net sales (consolidated), ordinary profit (consolidated) and net profit (consolidated) attributable to shareholders of the parent company. The Company has selected these indicators because they provide an easy-to-understand picture of its operating results. As for the indicators related to bonuses for this fiscal year, net sales (consolidated) are JPY 46,020 million (up 11.1% compared to the previous fiscal year), ordinary profit (consolidated) is JPY 2,829 million (up 43.4% compared to the previous fiscal year), and net profit (consolidated) attributable to shareholders of the parent company is JPY 1,832 million (up 42.0% compared to the previous fiscal year).
3.	The Company has introduced stock options as non-monetary remuneration in order for directors to share the benefits and risks of stock price fluctuations with shareholders and to increase their motivation to contribute to stock price increases and corporate value improvement. The Company granted 21 stock acquisition rights (JPY 89 million) to five directors based on resolution of the Board of Directors held on June 29, 2021. The allocation method is as described in “c. Policy on determination of performance-linked remuneration, and the contents of and calculation method of amount/number of non-monetary remuneration (including the policy on determination of timing and terms of payment of remuneration)” below.
4.	At the 39th Annual General Meeting of Shareholders held on May 28, 2015, it was resolved that the annual maximum amount of remuneration for directors shall be JPY 250 million (including JPY 20 million for outside directors). The number of directors at the conclusion of the Annual General Meeting of Shareholders was eight (including two outside directors). In addition, at the 45th Annual General Meeting of Shareholders held on May 28, 2021, it was resolved that the annual amount of stock option compensation shall be JPY 160 million or less. The number of directors at the conclusion of the Annual General Meeting of Shareholders was nine (including three outside directors).
5.	At the 32nd Annual General Meeting of Shareholders held on May 29, 2008, it was resolved that the annual maximum amount of remuneration for audit & supervisory board members shall be JPY 60 million. The number of audit & supervisory board members at the conclusion of the Annual General Meeting of Shareholders was three.

(ii)　Policy on determination of contents of remuneration for officers

　The Board of Directors resolved the policy on determination of contents of remuneration for each director as stated below.

　In addition, the Board of Directors has confirmed and judged that the method of determining the contents of remuneration for each director in this fiscal year and the contents of remuneration determined are consistent with the determination policy resolved by the Board of Directors.

　The details of the policy on determination of contents of remuneration for each director are as follows:

　a. Basic policy

　The Company will pay remuneration to directors on the basis that they contribute the sustainable improvement of the corporate performance and corporate value and the basic policy is that the remuneration for each director should be set at an appropriate level based on their position and other factors. More specifically, the remuneration for executive directors consists of the basic remuneration as a fixed remuneration, bonus and stock options. As to the remuneration for outside directors, the Company only pays the basic remuneration taking into account their duties.

b. Policy on determination of the amount of basic remuneration (monetary remuneration) for each director (including the policy relating to the determination of the timing or terms of payment of remuneration)

　The basic remuneration for directors of the Company shall be a monthly fixed remuneration, which is determined by comprehensively taking into account the position, responsibility and years in office of each director while taking into account the level of remuneration of other companies, the business performance of the Company and the level of salaries of employees of the Company.

c. Policy on determination of performance-linked remuneration, and the contents of and calculation method of amount/number of non-monetary remuneration (including the policy on determination of timing and terms of payment of remuneration)

　Performance-linked remuneration is a cash remuneration reflecting the performance indicators that is paid to increase the motivation for increasing the business performance in each fiscal year. The amount calculated corresponding to the degree of achievement of consolidated net sales, profits, etc. in each fiscal year is paid as a bonus at a certain time every year.

　As to non-monetary remuneration, stock options are granted to each director at a certain time every year to share the benefits and risks of stock price fluctuations with shareholders and to increase their motivation to contribute to an increase in the stock price and the corporate value. Each director may exercise such stock options after retirement as Director. The total number of stock options to be granted shall be determined taking into account the total number of stock options granted in the previous year and the business performance of the Company, and the number of stock options to be granted to each director shall be determined in accordance with the position of each director and years in office.

d. Policy on determination of the ratio of the amount of monetary remuneration, performance-linked remuneration or non-monetary remuneration to the amount of remuneration for each director

　The ratio of remuneration by type for executive directors shall be determined taking into account the level of remuneration provided by companies with the scale of business similar to that of the Company and that in relevant industries.

e. Matters regarding determination of contents of remuneration for each director

　The amounts of basic remuneration, bonus and stock options for each director shall be determined by the Board of Directors.

5	Matters Regarding Outside Directors and other Officers

(i)　Relationship between the Company and the company in which each director/officer holds the significant concurrent position

Position	Name	Significant concurrent position	Relationship
Director	Yoriko Hagino	President and Representative Director, Hanno Seisakusho Co., Ltd.	There are no significant transactions or other relationships.
Director	Tokubei Tanaka	President and Representative Director, Central Automotive Giken Co., Ltd.	There are no significant transactions or other relationships.
Audit & Supervisory Board Member	Toru Muraki	Standing Auditor, Saibo.Co., Ltd.	There are no significant transactions or other relationships.
Audit & Supervisory Board Member	Yukio Kanzaki	Corporate Adviser, Consumer Co-op Niigata	There are no significant transactions or other relationships.
Audit & Supervisory Board Member	Masahiro Odaka	Representative, Odaka Masahiro CPA Office Outside Auditor, ArtSpark Holdings Inc.	There are no significant transactions or other relationships.

(ii)　Status of the main activities in this fiscal year

Position	Name	Attendance at meetings of the Board of Directors (Attendance rate)	Attendance at meetings of the Audit & Supervisory Board (Attendance rate)	Status of main activities and outline of duties performed in relation to expected roles of outside directors
Director	Yoriko Hagino	100%	―	The attendance rate at meetings of the Board of Directors is 100%, and she plays an appropriate role in ensuring the appropriateness and properness of decision making by stating her opinions as appropriate based on her abundant experience in and extensive insights on corporate management.
Director	Tokubei Tanaka	92%	―	The attendance rate at meetings of the Board of Directors is 92%, and he plays an appropriate role in ensuring the appropriateness and properness of decision making by stating his opinions as appropriate based on his abundant experience in and extensive insights on corporate management.
Director	Eiichi Doi	100%	―	The attendance rate at meetings of the Board of Directors is 100%, and he plays an appropriate role in ensuring the appropriateness and properness of decision making by stating his opinions as appropriate based on his abundant experience in and extensive insights on the food manufacturing industry and corporate management.
Audit & Supervisory Board Member	Toru Muraki	92%	92%	The attendance rate at meetings of the Board of Directors is 92% and the attendance rate at meetings of the Audit & Supervisory Board is 92%, and he states his opinions as appropriate based on his experience in financial institutions as well as experience and broad insights acquired as an audit supervisory board member in other companies.
Audit & Supervisory Board Member	Yukio Kanzaki	100%	100%	The attendance rate at meetings of the Board of Directors is 100% and the attendance rate at meetings of the Audit & Supervisory Board is 100%, and he states his opinions as appropriate based on his experience in and broad insights on retailing.
Audit & Supervisory Board Member	Masahiro Odaka	100%	100%	The attendance rate at meetings of the Board of Directors is 100% and the attendance rate at meetings of the Audit & Supervisory Board is 100%, and he states his opinions as appropriate based on his expertise and experience in and deep insights on accounting and taxation acquired as a certified public accountant and certified public tax accountant.

4. Matters Regarding Financial Auditor

1	Name of the financial auditor

Nihombashi Corporation

2	Amount of fees of the financial auditor for this fiscal year

Amount paid (JPY million)
Amount of fees for this fiscal year	20
Total amount of money and other economic benefits to be paid by the Company and the Company’s subsidiaries to the financial auditor	20

(Notes)	1. Under the audit agreement between the Company and the financial auditor, the amount of fees for the audit under the Companies Act and those for the audit under the Financial Instruments and Exchange Act are not clearly separated and they cannot be practically separated. Therefore the total amount of these fees is presented as the amount of fees for this fiscal year.
2. The Audit & Supervisory Board conducted a necessary review that whether the contents of the audit plan prepared by the financial auditor, the status of performance of accounting audit duties, and the basis for the calculation of the estimate of fees were appropriate, and decided to agree on the amount of fees for the financial auditor.

3	Contents of non-auditing services

　N/A

4	Policy on determination of dismissal or refusal of reelection of the financial auditor

　If the Audit & Supervisory Board determines that it is necessary to dismiss or refuse to reelect the financial auditor, such as in the event that the financial auditor has difficulty in performing its duties, the Audit & Supervisory Board will determine the contents of a proposal concerning the dismissal or non-reelection of the financial auditor to be submitted to a general meeting of shareholders.

Further, if the financial auditor is deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the Audit & Supervisory Board will dismiss the financial auditor with the consent of all audit & supervisory board members. In such case, the audit & supervisory board member selected by the Audit & Supervisory Board shall report the dismissal of the financial auditor and the reason therefor at the first general meeting of shareholders convened after the dismissal.

5	Matters regarding liability limitation agreements

　N/A

(Note)	Amounts less than one whole unit indicated for each of the amounts and the numbers of shares in this business report are disregarded and the percentages in this business report are rounded to the nearest whole unit.

Consolidated Balance Sheet (As of February 28, 2022)

(Unit: JPY million)

Description	Amount	Description	Amount
Assets		Liabilities
Current assets	10,864	Current liabilities	7,345
Cash and deposits	6,034	Accounts payable - trade	2,828
Notes and accounts receivable - trade	4,205	Short-term borrowings	1,000
Merchandise and finished goods	267	Current portion of long-term borrowings	885
Work in process	75	Lease liabilities	8
Raw materials and supplies	236	Income taxes payable	583
Other	45	Provision for bonuses	166
Non-current assets	15,227	Provision for bonuses for directors and other officers	16
Property, plant and equipment	13,588	Other	1,857
Buildings and structures	5,215	Non-current liabilities	1,989
Machinery, equipment and vehicles	1,702	Long-term borrowings	1,035
Land	6,401	Lease liabilities	20
Leased assets	54	Deferred tax liabilities	0
Construction in progress	44	Retirement benefit liability	567
Other	170	Negative goodwill	59
Intangible assets	571	Other	305
Goodwill	403	Total liabilities	9,334
Other	167	Net assets
Investments and other assets	1,066	Shareholders’ equity	16,451
Investment securities	556	Share capital	766
Deferred tax assets	434	Capital surplus	2,137
Other	76	Retained earnings	13,547
		Treasury shares	(0)
		Accumulated other comprehensive income	117
		Valuation difference on available-for-sale securities	117
		Stock acquisition rights	188
		Non-controlling interests	0
		Total net assets	16,757
Total assets	26,091	Total liabilities and net assets	26,091

(Note) Amounts less than JPY 1 million are disregarded.

Consolidated Statement of Income (From March 1, 2021 to February 28, 2022)

(Unit: JPY million)

Description	Amount
Net sales		45,006
Cost of sales		32,540
Gross profit		12,466
Selling, general and administrative expenses		9,523
Operating profit		2,942
Non-operating income
Interest income	0
Dividend income	8
Amortization of negative goodwill	37
Share of profit of entities accounted for using equity method	33
Rental income	33
Dividends on the basis of the volume of business	7
Other	30	151
Non-operating expenses
Interest expenses	7
Rental expenses	17	25
Ordinary profit		3,068
Extraordinary income
Gain on sale of non-current assets	0
Subsidy income	35
Insurance claim income	60	96
Extraordinary losses
Loss on disposal of non-current assets	17	17
Profit before income taxes		3,147
Income taxes-current	1,058
Income taxes - deferred	(40)	1,018
Profit		2,128
Profit attributable to non-controlling interests		0
Net profit attributable to shareholders of the parent company		2,128

(Note) Amounts less than JPY 1 million are disregarded.

Non-consolidated Balance Sheet (As of February 28, 2022)

(Unit: JPY million)

Description	Amount	Description	Amount
Assets		Liabilities
Current assets	7,160	Current liabilities	5,910
Cash and deposits	4,104	Accounts payable - trade	2,206
Accounts receivable-trade	2,643	Short-term borrowings	1,000
Merchandise and finished goods	96	Current portion of long-term borrowings	885
Work in process	39	Lease liabilities	8
Raw materials and supplies	74	Accounts payable - other	702
Prepaid expenses	22	Income taxes payable	410
Other	179	Accrued consumption taxes	185
Non-current assets	14,774	Accrued expenses	358
Property, plant and equipment	11,560	Advances received	2
Buildings	3,608	Deposits received	43
Structures	522	Provision for bonuses	107
Machinery and equipment	1,120	Other	1
Vehicles	14	Non-current liabilities	1,794
Tools, furniture and fixtures	147	Long-term borrowings	1,035
Land	6,048	Lease liabilities	20
Leased assets	54	Provision for retirement benefits	473
Construction in progress	44	Asset retirement obligations	212
Intangible assets	141	Other	53
Software	129	Total liabilities	7,705
Software in progress	4	Net assets
Telephone subscription right	5	Shareholders’ equity	13,971
Right to use water facilities	2	Share capital	766
Investments and other assets	3,071	Capital surplus	2,032
Investment securities	247	Legal capital surplus	733
Shares of subsidiaries and associates	1,789	Other capital surplus	1,298
Investments in capital	4	Retained earnings	11,173
Long-term loans receivable from subsidiaries and associates	873	Legal retained earnings	176
Guarantee deposits	61	Other retained earnings	10,997
Deferred tax assets	380	General reserve	1,909
Other	1	Retained earnings brought forward	9,088
Allowance for doubtful accounts	(286)	Treasury shares	(0)
		Valuation and translation adjustments	69
		Valuation difference on available-for-sale securities	69
		Stock acquisition rights	188
		Total net assets	14,229
Total assets	21,934	Total liabilities and net assets	21,934

(Note) Amounts less than JPY 1 million are disregarded.

Non-consolidated Statement of Income (From March 1, 2021 to February 28, 2022)

(Unit: JPY million)

Description	Amount
Net sales		29,731
Cost of sales		21,702
Gross profit		8,029
Selling, general and administrative expenses		5,996
Operating profit		2,033
Non-operating income
Interest income	4
Dividend income	7
Rental income	250
Dividends on the basis of the volume of business	5
Other	10	278
Non-operating expenses
Interest expenses	7
Rental expenses	328	335
Ordinary profit		1,976
Extraordinary income
Gain on sale of non-current assets	0
Reversal of allowance for doubtful accounts for subsidiaries and associates	58
Subsidy income	1
Insurance claim income	60	120
Extraordinary losses
Loss on disposal of non-current assets	2
Loss on valuation of shares of subsidiaries and associates	49
Provision of allowance for doubtful accounts for subsidiaries and associates	61	113
Profit before income taxes		1,983
Income taxes-current	662
Income taxes - deferred	(44)	618
Profit		1,365

(Note) Amounts less than JPY 1 million are disregarded.

Accounting Audit Report on Consolidated Financial Statements

Independent Auditor’ Audit Report April 18, 2022 To: The Board of Directors of PICKLES CORPORATION
Nihombashi Corporation
Chuo-ku, Tokyo
Designated Partner Engagement Partner	Certified Public Accountant	Yoichi Endo
Designated Partner Engagement Partner	Certified Public Accountant	Kazunori Kudo
Designated Partner Engagement Partner	Certified Public Accountant	Hirokazu Shindo

Audit Opinion

In accordance with the provision of Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements (i.e., the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in equity and notes to the consolidated financial statements) for the consolidated fiscal year starting on March 1, 2021 and ending on February 28, 2022 of PICKLES CORPORATION (the “Company”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position (assets, profit and loss) for the period covered by such consolidated financial statements of the corporate group comprising PICKLES CORPORATION and its consolidated subsidiaries in conformity with the business accounting standards generally accepted in Japan.

Basis of Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under the auditing standards is stated in “Auditor’s Responsibility in Auditing Consolidated Financial Statements” below. In accordance with rules on professional ethics in Japan, we are independent from the Company and its consolidated subsidiaries and fulfill other ethical responsibilities as auditor. We believe that we have obtained sufficient and appropriate audit evidence that provides a basis for our opinion.

Responsibility of Management as well as Audit & Supervisory Board Members and the Audit & Supervisory Board for Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the business accounting standards generally accepted in Japan. This includes the design and operation of such internal control as management determines necessary to enable the preparation and fair presentation of the consolidated financial statements free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements based on the going concern assumption and for disclosing any matters relating to the going concern if such matters are required to be disclosed in accordance with the business accounting standards generally accepted in Japan.

Audit & supervisory board members and the Audit & Supervisory Board is responsible for monitoring the execution of duties by directors in developing and operating the financial reporting process.

Auditor’s Responsibility in Auditing Consolidated Financial Statements

Our responsibility is to express an independent opinion on the consolidated financial statements in the audit report, based on the audit we performed, with reasonable assurance as to whether the consolidated financial statements, taken as a whole, is free of material misstatements, whether due to fraud or error. A misstatement may arise from a fraud or error, and such misstatement is considered material if it is reasonably expected that such misstatement is, individually or aggregated, likely to affect decision making of users of the consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, the auditor will, throughout the audit process, make judgments as a professional expert, and with professional skepticism:

・identify and assess the risks of material misstatement due to fraud or error, and design and implement audit procedures in response to the risks of material misstatement. The choice and application of audit procedures is at the auditor’s discretion. In addition, sufficient and appropriate audit evidence should be obtained to provide a basis for opinions;

・consider internal control relevant to audits in making risk assessments in order to design audit procedures that are appropriate in the circumstances, though the purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal control;

・evaluate the appropriateness of accounting policies adopted by management and the methods of their application as well as the reasonableness of accounting estimates made by management and the properness of the related notes;

・conclude whether it is appropriate for management to prepare the consolidated financial statements based on the going concern assumption and whether, on the basis of the audit evidence obtained, there are significant uncertainties regarding events or circumstances which could give rise to a significant doubt about the going concern assumption. The auditor is required to draw attention to notes to the consolidated financial statements in the audit report if there is any significant uncertainty as to the going concern assumption, or to provide an opinion with an exception on the consolidated financial statements if notes to the consolidated financial statements regarding significant uncertainties are not appropriate. The conclusion by the auditor is based on audit evidence obtained up to the date of the audit report, but future events and circumstances may prevent the entity from continuing as a going concern.

・assess whether the presentation on and notes to the consolidated financial statements comply with the business accounting standards generally accepted in Japan, and assess the presentation, composition and contents of the consolidated financial statements, including the related notes, and whether the consolidated financial statements properly present the underlying transactions and accounting events.

・obtain sufficient and appropriate audit evidence of the financial information of the Company and its consolidated subsidiaries in order to express an opinion on the consolidated financial statements. The auditor is responsible for directing, supervising and conducting the audit of the consolidated financial statements. The auditor is solely responsible for the audit opinion.

The auditor will report to audit & supervisory board members and the Audit & Supervisory Board on the scope and timing of the planned audit, any material findings in the audit, including any material deficiencies in internal control identified in the course of conducting the audit, and any other matters required by the auditing standards.

The auditor will report to audit & supervisory board members and the Audit & Supervisory Board that the auditor has complied with rules on professional ethics in Japan concerning independence, matters that may reasonably considered to affect independence of the auditor, and if safeguards are taken to remove or mitigate threats, the details of such safeguards.

Interest

　Our corporation and the engagement partners do not have any interest in the Company and its subsidiaries for which disclosure is required under the provisions of the Certified Public Accountants Act.

END

Accounting Audit Report on Non-consolidated Financial Statements

Independent Auditor’ Audit Report April 18, 2022 To: The Board of Directors of PICKLES CORPORATION
Nihombashi Corporation
Chuo-ku, Tokyo
Designated Partner Engagement Partner	Certified Public Accountant	Yoichi Endo
Designated Partner Engagement Partner	Certified Public Accountant	Kazunori Kudo
Designated Partner Engagement Partner	Certified Public Accountant	Hirokazu Shindo

Audit Opinion

In accordance with the provision of Article 436, Paragraph 2, Item (i) of the Companies Act, we have audited the non-consolidated financial statements (i.e., the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in equity and notes to the non-consolidated financial statements as well as the supplementary schedules thereto (collectively, the “non-consolidated financial statements”) for the 46th fiscal year starting on March 1, 2021 and ending on February 28, 2022 of PICKLES CORPORATION (the “Company”).

In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position (assets, profit and loss) for the period covered by the non-consolidated financial statements of the Company in conformity with the business accounting standards generally accepted in Japan.

Basis of Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under the auditing standards is stated in “Auditor’s Responsibility in Auditing Non-consolidated Financial Statements” below. In accordance with rules on professional ethics in Japan, we are independent from the Company and fulfill other ethical responsibilities as auditor. We believe that we have obtained sufficient and appropriate audit evidence that provides a basis for our opinion.

Responsibility of Management as well as Audit & Supervisory Board Members and the Audit & Supervisory Board for Non-consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements in accordance with the business accounting standards generally accepted in Japan. This includes the design and operation of such internal control as management determines necessary to enable the preparation and fair presentation of the non-consolidated financial statements free from material misstatement, whether due to fraud or error. In preparing the non-consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the non-consolidated financial statements based on the going concern assumption and for disclosing any matters relating to the going concern if such matters are required to be disclosed in accordance with the business accounting standards generally accepted in Japan.

Audit & supervisory board members and the Audit & Supervisory Board is responsible for monitoring the execution of duties by directors in developing and operating the financial reporting process.

Auditor’s Responsibility in Auditing Non-consolidated Financial Statements

Our responsibility is to express an independent opinion on the non-consolidated financial statements in the audit report, based on the audit we performed, with reasonable assurance as to whether the non-consolidated financial statements, taken as a whole, is free of material misstatements, whether due to fraud or error. A misstatement may arise from a fraud or error, and such misstatement is considered material if it is reasonably expected that such misstatement is, individually or aggregated, likely to affect decision making of users of the non-consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, the auditor will, throughout the audit process, make judgments as a professional expert, and with professional skepticism:

・identify and assess the risks of material misstatement due to fraud or error, and design and implement audit procedures in response to the risks of material misstatement. The choice and application of audit procedures is at the auditor’s discretion. In addition, sufficient and appropriate audit evidence should be obtained to provide a basis for opinions;

・consider internal control relevant to audits in making risk assessments in order to design audit procedures that are appropriate in the circumstances, though the purpose of the audit of the non-consolidated financial statements is not to express an opinion on the effectiveness of internal control;

・evaluate the appropriateness of accounting policies adopted by management and the methods of their application as well as the reasonableness of accounting estimates made by management and the properness of the related notes;

・conclude whether it is appropriate for management to prepare the non-consolidated financial statements based on the going concern assumption and whether, on the basis of the audit evidence obtained, there are significant uncertainties regarding events or circumstances which could give rise to a significant doubt about the going concern assumption. The auditor is required to draw attention to notes to the non-consolidated financial statements in the audit report if there is any significant uncertainty as to the going concern assumption, or to provide an opinion with an exception on the non-consolidated financial statements if notes to the non-consolidated financial statements regarding significant uncertainties are not appropriate. The conclusion by the auditor is based on audit evidence obtained up to the date of the audit report, but future events and circumstances may prevent the entity from continuing as a going concern.

・assess whether the presentation on and notes to the non-consolidated financial statements comply with the business accounting standards generally accepted in Japan, and assess the presentation, composition and contents of the non-consolidated financial statements, including the related notes, and whether the non-consolidated financial statements properly present the underlying transactions and accounting events.

The auditor will report to audit & supervisory board members and the Audit & Supervisory Board on the scope and timing of the planned audit, any material findings in the audit, including any material deficiencies in internal control identified in the course of conducting the audit, and any other matters required by the auditing standards.

The auditor will report to audit & supervisory board members and the Audit & Supervisory Board that the auditor has complied with rules on professional ethics in Japan concerning independence, matters that may reasonably considered to affect independence of the auditor, and if safeguards are taken to remove or mitigate threats, the details of such safeguards.

Interest

Our corporation and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

END

Audit Report by the Audit & Supervisory Board

Audit Report

The Audit & Supervisory Board has discussed and prepared this Audit Report regarding the execution of the duties of directors during the 46th fiscal year (March 21, 2021 to February 28, 2022) based on audit reports prepared by each audit & supervisory board member, and hereby reports as follows:

1.       Method and Details of the Audit conducted by Audit & Supervisory Board Members and the Audit & Supervisory Board

(1)           The Audit & Supervisory Board determined the audit policy, allocation of duties and other matters. In addition, the Audit & Supervisory Board received reports from each audit & supervisory board member on the status and results of the audit and reports from directors and the financial auditor on the status of execution of their duties, and requested them to provide further explanations where necessary.

(2)           Each audit & supervisory board member, in compliance with the audit standards for audit & supervisory board members established by the Audit & Supervisory Board and in accordance with the audit policy and the allocation of duties, etc., endeavored to communicate with directors, the internal audit division, other employees, etc., collect information and improve the audit environment, and conducted the audit as follows:

(i)    Each audit & supervisory board member attended meetings of the Board of Directors and other important meetings, received reports from directors, employees and other relevant persons regarding the status of execution of their duties, requested them to provide further explanations where necessary, inspected important approval documents and other relevant documents, and examined the status of the business activities and assets at the head office and its major offices. With regard to subsidiaries, each audit & supervisory board member communicated and exchanged information with directors, company auditors and other relevant persons of the subsidiaries, and received reports on business from the subsidiaries where necessary.

(ii)   With respect to the contents of resolutions adopted by the Board of Directors concerning the development of systems to ensure that the execution of the duties of directors stated in the business report complies with laws and regulations as well as the articles of incorporation, and the systems provided for in Article 100, Paragraphs 1 and 3 of the Regulations for Enforcement of the Companies Act that are required to ensure proper business activities in a corporate group comprised of a stock company and its subsidiaries, and the systems (internal control systems) developed in accordance with such resolutions, each audit & supervisory board member was regularly reported by directors, employees and other persons concerned on the status of development and operation of such systems, requested them to provide further explanations where necessary and expressed opinions.

(iii)  Each audit & supervisory board member monitored and verified whether the financial auditor was maintaining its independence and whether it was conducting an appropriate audit. Each audit & supervisory board member also received reports from the financial auditor on the status of execution of its duties and requested it to provide further explanations where necessary. In addition, each audit & supervisory board member was notified by the financial auditor that it had established “a system for ensuring that its duties was being executed properly” (the matters listed in each item of Article 131 of the Regulations on Corporate Accounting) in accordance with the “Quality Control Standards for Audits (Business Accounting Council, October 28, 2005). Each audit & supervisory board member also requested the financial auditor to provide further explanations where necessary.

According to the above method, each audit & supervisory board member reviewed the business report and the supplementary schedules thereto, non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in equity and notes to non-consolidated financial statements) and the supplementary schedules thereto, as well as consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity and notes to consolidated financial statements) for this fiscal year.

2.       Result of the Audit

(1)       Results of the audit on the business report and supplementary schedules

(i)    We confirm that the business report and the supplementary schedules thereto present fairly the status of the Company in accordance with laws and regulations as well as the articles of incorporation.

(ii)   There are no improper actions or other material facts that violate laws and regulations or the articles of incorporation in relation to the execution of the duties of directors.

(iii)   We confirm that the contents of the resolutions adopted by the Board of Directors concerning internal control systems are appropriate. There are no matters to be pointed out with regard to the descriptions in the business report concerning such internal control systems and the execution of the duties of directors.

(2)           Results of the audit of the non-consolidated financial statements and the supplementary schedules thereto We confirm that the method and results of the audit by the financial auditor, Nihombashi Corporation, are appropriate.

(3)           Results of the audit of the consolidated financial statements We confirm that the method and results of the audit by the financial auditor, Nihombashi Corporation, are appropriate.

April 18, 2022	Audit & Supervisory Board of PICKLES CORPORATION
	Full-time Audit & Supervisory Board Member	Wataru Nishi	-Seal-
	Outside Audit & Supervisory Board Member	Toru Muraki,	-Seal-
	Outside Audit & Supervisory Board Member	Yukio Kanzaki,	-Seal-
	Outside Audit & Supervisory Board Member	Masahiro Odaka	-Seal-

END